Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 30, 2008	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2008

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2008.

The Company’s revenues decreased 1% to $63,929,000 compared with $64,566,000 for the third quarter of 2007.  Gaming revenues declined 2.2% while other operating revenues improved by 13.9% as a result of the Company’s expanded hotel complex.  Occupancy levels in the 500 room Dover Downs Hotel were approximately 89% for the third quarter of 2008.

Gaming expenses were higher from increased gaming taxes and slot machine fees that resulted from legislation passed in June of 2008 that became effective on July 1, 2008.  These increases represented about $850,000 during the quarter.  The Company also incurred approximately $400,000 in advertising costs during the quarter related to the opening of the Colonnade, the Company’s $52 million casino expansion which opened during the quarter.  The expansion includes approximately 500 slot machines, three new restaurants; Doc Magrogan’s Oyster House, Marabella’s, Public House, Sweet Perks Too coffee shop, the Dover Downs’ Fire & Ice Lounge, and four retail outlets.

Interest expense increased $251,000 to $975,000 during the quarter, primarily from borrowings related to share buybacks during the last twelve months, as well as from borrowings related to the Dover Downs Hotel expansion and the Colonnade casino expansion.  Additionally, depreciation expense increased $829,000 compared to the third quarter of 2007 due to the aforementioned expansions.

Net earnings were $4,996,000 compared with $7,435,000 for the third quarter of 2007.

Net earnings per diluted share for the quarter ended September 30, 2008 were $.16 compared with $.23 per diluted share for the same period in 2007.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “These remain challenging times for those dependent on discretionary spending.  Given the economic environment, and a hurricane in the region during the first weekend in September, a 1% decline in revenues is pretty positive.  We look forward to seeing the benefits of our recent expansions when the economy improves”.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on December 10, 2008 to shareholders of record at the close of business on November 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, including multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center – a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Gaming (1)	$58,576	$59,865	$169,219	$170,140
Other operating (2)	5,353	4,701	14,470	12,925
	63,929	64,566	183,689	183,065
Expenses:
Gaming	45,733	43,636	129,587	124,779
Other operating	4,281	4,027	11,762	11,308
General and administrative	1,572	1,539	4,932	4,643
Depreciation	2,885	2,056	7,745	5,533
	54,471	51,258	154,026	146,263

Operating earnings	9,458	13,308	29,663	36,802

Interest expense	975	724	2,541	1,699

Earnings before income taxes	8,483	12,584	27,122	35,103

Income taxes	3,487	5,149	11,107	14,383

Net earnings	$4,996	$7,435	$16,015	$20,720

Net earnings per common share:
- Basic	$0.16	$0.23	$0.51	$0.64
- Diluted	$0.16	$0.23	$0.51	$0.63

Weighted average shares outstanding:
- Basic	31,443	32,351	31,434	32,331
- Diluted	31,562	32,721	31,605	32,718

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)          Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash	$18,740	$22,456
Accounts receivable	3,167	4,560
Due from State of Delaware	12,556	10,530
Inventories	2,142	1,858
Prepaid expenses and other	2,854	2,251
Deferred income taxes	1,166	1,227
Total current assets	40,625	42,882

Property and equipment, net	206,145	182,298
Other assets	898	—
Total assets	$247,668	$225,180

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,060	$13,382
Purses due horsemen	11,426	9,689
Accrued liabilities	10,184	11,940
Payable to Dover Motorsports, Inc.	7	18
Income taxes payable	50	341
Deferred revenue	380	98
Total current liabilities	31,107	35,468

Revolving line of credit	108,075	92,425
Liability for pension benefits	2,567	2,510
Deferred income taxes	4,960	5,178
Total liabilities	146,709	135,581

Stockholders’ equity:
Common stock	1,481	1,474
Class A common stock	1,700	1,700
Additional paid-in capital	697	63
Retained earnings	97,358	86,640
Accumulated other comprehensive loss	(277)	(278)
Total stockholders’ equity	100,959	89,599
Total liabilities and stockholders’ equity	$247,668	$225,180

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007

Operating activities:
Net earnings	$16,015	$20,720
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,745	5,533
Amortization of credit facility origination fees	30	26
Stock-based compensation	762	671
Deferred income taxes	(156)	(148)
Changes in assets and liabilities:
Accounts receivable	1,393	1,121
Due from State of Delaware	(2,026)	(1,856)
Inventories	(284)	5
Prepaid expenses and other	(1,446)	(1,037)
Accounts payable	464	(691)
Purses due horsemen	1,737	2,857
Accrued liabilities	(1,756)	(1,282)
Payable to/receivable from Dover Motorsports, Inc.	(11)	(26)
Income taxes payable/prepaid income taxes	(291)	197
Deferred revenue	282	154
Other liabilities	71	(73)
Net cash provided by operating activities	22,529	26,171

Investing activities:
Capital expenditures	(36,377)	(40,470)
Purchase of available-for-sale securities	(100)	—
Net cash used in investing activities	(36,477)	(40,470)

Financing activities:
Borrowings from revolving line of credit	145,900	130,180
Repayments of revolving line of credit	(130,250)	(113,780)
Dividends paid	(4,769)	(4,408)
Repurchase of common stock	(1,040)	(119)
Proceeds from stock options exercised	366	1,069
Excess tax benefit on stock awards	25	63
Net cash provided by financing activities	10,232	13,005

Net decrease in cash	(3,716)	(1,294)
Cash, beginning of period	22,456	20,020
Cash, end of period	$18,740	$18,726